                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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
                                                                   NINE MONTHS
                                                                      ENDED
                                  YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                            ------------------------------------ ---------------
                             1991   1992   1993   1994    1995    1995    1996
                            ------ ------ ------ ------- ------- ------- -------
Fixed charges:
 Interest expense.........  $    0 $    0 $    0 $     0 $ 1,902 $     0 $ 6,684
 Rental expense included
  in fixed charges........     280    280    291     297     282     211     418
                            ------ ------ ------ ------- ------- ------- -------
  Total fixed charges.....     280    280    291     297   2,184     211   7,102
                            ------ ------ ------ ------- ------- ------- -------
Earnings:
 Pre-tax (loss) income....   5,988  7,045  8,265  12,092  12,405  11,888   5,685
 Plus: fixed charges......     280    280    291     297   2,184     211   7,102
                            ------ ------ ------ ------- ------- ------- -------
  Total earnings..........  $6,268 $7,325 $8,556 $12,389 $14,589 $12,099 $12,787
                            ------ ------ ------ ------- ------- ------- -------
Ratio of earnings to fixed
 charges..................    22.4   26.2   29.4    41.7     6.7    57.3     1.8
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